Exhibit 99.1

                        Waste Systems International, Inc.
    Lexington Office Park, 420 Bedford Street, Suite 300, Lexington, MA 02420
                       Tel: 781-862-3000; Fax 781-862-2929

FOR IMMEDIATE RELEASE:

Contacts:     Waste Systems International, Inc.
              John Boyer, President and Chief Executive Officer
              Jim Elitzak, Vice President and Chief Financial Officer
              Tel: 781-862-3000
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      WASTE SYSTEMS INTERNATIONAL, INC. RETAINS INVESTMENT BANK, ANNOUNCES
       DEFAULT ON SENIOR DEBT, MISSED INTEREST PAYMENT AND POSSIBLE NASDAQ
                                    DELISTING

Lexington, Massachusetts, January 4, 2001 - Waste Systems International, Inc. ("WSI" "the Company") (NASDAQ: WSII), an integrated non-hazardous solid waste management company, announced today that it is in default under its senior bank debt, has missed an interest payment on its Subordinated Notes and expects not to make the upcoming interest payment on its Senior Notes. In light of the foregoing, WSI is actively considering all of its strategic alternatives, including sales of certain or all of the Company's assets, and a potential restructuring or recapitalization. The Company also announced today that it has retained an investment bank to advise the Company in relation to the foregoing.

WSI did not, as of December 31, 2000, post the cash collateral required under its senior secured credit facility with the Banknorth Group to secure the $11.5 million outstanding balance, and, as a result, is currently in default under the facility. The Company is currently in discussions with the Bank.

WSI did not make the scheduled January 2, 2001 semi-annual interest payment of $154,000 on its 7% Convertible Subordinated Notes due 2005, $4.4 million of which are outstanding, and is currently in a 30 day cure period. In addition, WSI currently expects not to make the January 16, 2001 semi-annual interest payment of approximately $4.8 million on its 11 1/2% Senior Notes due 2006, $84.6 million of which are outstanding, and will then be in a 30 day cure period. The Company intends to hold discussions with the holders of these Notes.

WSI has retained the investment bank of Gordian Group, L.P. to advise the Company on the foregoing matters.

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In addition, WSI has received a letter from Nasdaq indicating that for more than
30 consecutive trading days the Company's common stock did not maintain a minimum bid price of $1.00, as required by Nasdaq rules. If the Company's common stock is not trading in compliance with the rule by March 19, 2001, Nasdaq will move to delist the Company's common stock.

John Boyer, WSI President and Chief Executive Officer, commented, "This is clearly a challenging time for us in respect of near-term liquidity. Management and the Board are very focused on seeking to resolve these financial issues, although there can be no assurance that we will be successful in doing so. We are considering all of our options in this respect. I appreciate very much the continued support of our employees, customers and creditors through these challenging times."

WSI is a fully integrated non-hazardous solid waste management company. The Company currently has operations in Vermont, Central Pennsylvania, Eastern New England, Upstate New York, and Washington D.C. which serve commercial, industrial, and residential customers.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the Company's ability to manage growth, a history of losses, dependence on management, the uncertain ability to finance the Company's growth, limitations on landfill permitting and expansion, geographic concentration, and the other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.